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                                                                    EXHIBIT 99.1

Contact: Robert F. Laverty                           John Elicker
         CORPORATE AFFAIRS                           INVESTOR RELATIONS
         609-252-5732                                212-546-3775
         bob.laverty@bms.com                         john.elicker@bms.com
         -------------------                         ---------------------


               BRISTOL-MYERS SQUIBB TO SETTLE ANTITRUST LITIGATION

      NEW YORK, N.Y. (January 7, 2003) - Bristol-Myers Squibb Company (NYSE:BMY) today announced that it has reached agreements in principle that would settle substantially all antitrust litigation surrounding two of its products, the anti-anxiety drug BuSpar(R) and the anti-cancer drug Taxol(R) (paclitaxel).

      In this litigation, antitrust violations had been alleged against the company based on actions the company took to protect patents and other intellectual property for the drugs, both of which Bristol-Myers Squibb had pioneered. And while the company said that it stood behind its actions and believed they were entirely lawful, it decided that it would be prudent to enter into settlements to put the uncertainty and risk of this litigation behind the company.

      The BuSpar settlements, for $535 million, will resolve claims brought by direct and indirect purchasers of the product, competitors and state attorneys general. Of this amount, $125 million was accrued in the first quarter of 2002. The remaining $410 million will be charged against 2002 results.

      The amount of the TAXOL antitrust settlements is $135 million and will be charged against 2002 results.

      Some terms and conditions remain to be finalized, and certain settlements require court approval. Among the provisions remaining to be negotiated are the terms for incorporating certain claimants, including a number of health insurers, into the existing framework. Final approval by the state attorneys general in the BuSpar and Taxol litigation is contingent upon further agreements on terms of injunctive relief.

      Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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